EXHIBIT 99.1

communication intelligence corporation

FOR IMMEDIATE RELEASE

CIC REPORTS FISCAL 2010 RESULTS

Transition in Process With New Management Team,
Products and Go-To Market Initiatives

Redwood Shores, CA, March 29, 2011 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, reported today total revenue of $851,000 for the year ended December 31, 2010, a decrease of $1,085,000 or 56%, compared to total revenue of $1,936,000 in the prior year.

“We are disappointed with CIC’s performance and are taking aggressive remedial actions,” stated Philip Sassower, CIC’s Chairman and Chief Executive Officer. “These include the Company’s recapitalization to present a stronger, debt-free balance sheet, the injection of additional funds to support the Company’s operations, the installment of a new executive management team with a more relevant set of skills and a significant change in CIC’s product and go-to-market strategies. In particular, we have mandated a greater emphasis on Tier 2 and Tier 3 customers, as well as tighter integration with our existing and prospective partners, and are modifying and growing our technology portfolio to offer products and services that are more suitable to our new target markets. We believe that these actions will build a proper foundation for a successful turnaround of our business.”

For the year ended December 31, 2010, operating expenses were $6,105,000, an increase of $1,399,000 or 30%, compared to operating expenses of $4,706,000 in the prior year. This increase was primarily due to a charge of $1,009,000 related to the accelerated amortization of certain capitalized software development costs, as well as general and administrative costs related to management changes in the latter half of 2010.

For the year ended December 31, 2010, the net loss was $4,159,000, a decrease of $6,607,000 or 61%, compared to a net loss of $10,766,000 in the prior year. This decrease was primarily due to an $8,272,000 swing in the Company’s derivative liability accounting, which went from a $5,136,000 loss in 2009 to a $3,136,000 gain in 2010. This swing is attributable primarily to the use of a market value based discount and a lower price in the calculations for the preferred conversion feature.

Additional financial information regarding CIC’s operating results for the year ended December 31, 2010, is available in the Company’s Form 10-K to be filed with the Securities and Exchange Commission and is available at www.sec.gov.

275 shoreline drive #500  •     redwood shores  •     ca 94065 usa     •    650-802-7888 t     •     650-802-7777 f

EXHIBIT 99.1

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their eBusiness processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California.  For more information, please visit our website at http://www.cic.com. CIC’s logo is a registered trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive #500  •     redwood shores  •     ca 94065 usa     •    650-802-7888 t     •     650-802-7777 f